News Release

CALPIAN’S MONEY ON MOBILE INCREASES MONTHLY TRANSACTION VOLUME BY 20%

Dallas, Texas and Mumbai, India - (June 8, 2015) - Calpian, Inc. (OTCQX: CLPI), an innovative global mobile payments technology and processing company announced today its Mumbai-based subsidiary, Money-On-Mobile, increased monthly transaction processing volume in May 2015 to Rs 2.425 billion Indian Rupees, or $38.1 million US Dollars, an increase of 20.5% from April’s Rs 2.012 billion Indian Rupees. Money-on-Mobile has been accessed by more than 138.4 million cumulative unique users since its inception, which is an increase of 3.2 million unique users accessing the service in May 2015. The company had 7.00 million total users during the month, with 3.76 million being repeat users.

Money-On-Mobile is a mobile payments service provider that allows Indian consumers to use their mobile phones to pay for goods and services, or transfer funds from one person to another using simple SMS text functionality. The service is now offered to Indian consumers through 264,971 retail locations throughout India, an increase of 5,454 stores from April’s 259,517 stores.

“Money-On-Mobile services continue to earn the trust of customers and distributors” said Shashank Joshi, Founder and Managing Director of Money-On-Mobile. “We introduced our Domestic Remittance product (person-to-person transfers) to the market in December 2014, and in May 2015, we exceeded $11 million US Dollars in volume with over 193,000 transactions. This remarkable monthly growth of 39% was achieved in both number of transactions and in $ US Dollars volume.”

“Our continued execution of Money on Mobile’s growth strategy is expanding our footprint across India,” commented Calpian CEO, Harold Montgomery. “This month, our prepaid mobile phone time sales, known as mobile top-ups, increased 20% from last month to $21.8 million US Dollars. The average mobile top-up transaction size has also increased 22.5% in the month to Rs 147 from Rs 120.”

About Calpian
Calpian, Inc. is a global mobile payments technology and processing company offering mobile payment services through Indian subsidiary Money-On-Mobile and domestic transaction services through Calpian Commerce. Money-On-Mobile is a mobile payment service provider that enables Indian consumers to use their mobile phones to pay for goods and services, or transfer funds from one cell phone to another using simple SMS text functionality. Calpian Commerce provides the U.S. merchant community with an integrated suite of payment processing services and related software products. Read about Calpian and Money on Mobile in The New York Times at New York Times - Money on Mobile.

Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our

Form 10-K filed on August 11, 2014. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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